UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):             May 13, 2010

AMREP Corporation
(Exact name of Registrant as specified in its charter)

Oklahoma	1-4702	59-0936128
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

300 Alexander Park, Suite 204, Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (609) 716-8200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On May 13, 2010, a subsidiary of AMREP Corporation (the “Company”), Kable Media Services, Inc.(“Kable Media”), and certain of its subsidiaries entered into a Revolving Credit and Security Agreement dated as of May 13, 2010 with PNC Bank, National Association (“PNC”) as a Lender and as Agent for the Lenders (the “Credit Agreement”).  At this time PNC Bank, National Association is the sole Lender.  The following description is qualified by reference to the Credit Agreement, which is filed herewith as Exhibit No. 10.1.  The Credit Agreement replaces the Third Amended and Restated Loan and Security Agreement dated as of July 13, 2009 between Kable Media and certain of its subsidiaries and Bank of America, N.A. that matured on May 1, 2010.

The Credit Agreement, which matures May 12, 2013, provides for a revolving credit loan and letter of credit facility of up to $20,000,000, with availability within that limit based upon a percentage of the borrowers’ eligible accounts receivable or recent level of accounts receivable collections.  Subject to certain terms of the Credit Agreement, funds may be borrowed, repaid and reborrowed at any time.  Borrowings under the Credit Agreement have been used to pay off certain obligations due to Bank of America, N.A. under the facility that matured on May 1, and to repay a portion of certain indebtedness due from a subsidiary of Kable Media to Kable Media’s parent.  Additional borrowings may be used for working capital needs and general business purposes, including the payment of expenses and other costs associated with the consolidation of the Company's Subscription Fulfillment Services business in Florida and, subject to Kable Media’s consolidated fixed charge coverage ratio (as defined) being at a stated level, to provide further payments on the indebtedness due Kable Media’s parent.  Also, up to $3,000,000 of the facility may be borrowed specifically to be used for the payment of accounts payable to one customer of the Company’s Newsstand Distribution Services business, with availability within that limit based upon a percentage of the eligible accounts receivable from the distribution of that customer’s periodicals.

The borrowers' obligations under the Credit Agreement are secured by substantially all of their assets other than real property.  The revolving loans under the Credit Agreement may be fluctuating rate borrowings or Eurodollar fixed rate based borrowings or a combination of the two as the borrowers may select.  Fluctuating rate borrowings bear interest at a rate which is, at the borrowers’ option, either (i) the reserve adjusted daily published rate for one month LIBOR loans plus a margin of 3%, or (ii) the highest of two daily published market rates and the PNC base commercial lending rate in effect from time to time, but in any case not less than 3% plus a margin of 2%.  Eurodollar fixed rate based borrowings may be for one, two or three months and bear interest at the reserve adjusted Eurodollar interest rates for borrowings of such durations, plus a margin of 3%, which may be reduced to 2.75% depending on the borrowers’ financial condition.

The Credit Agreement also contains other customary covenants and restrictions, the most significant of which limit the ability of the borrowers to declare or pay dividends or make other distributions to the Company, limit the annual amount borrowers may incur for capital expenditures, and require the borrowers to maintain a minimum fixed charge coverage ratio.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Revolving Credit and Security Agreement dated as of May 13, 2010, by and among Kable Media Services, Inc., Kable Distribution Services, Inc., Kable Product Services, Inc., Kable News Company, Inc., Palm Coast Data Holdco, Inc., Kable Staffing Resources LLC, Kable Specialty Packaging Services LLC, Kable News International, Inc., Kable Fulfillment Services, Inc., and Palm Coast Data LLC, and PNC Bank, National Association, as Agent and Lender

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMREP Corporation
(Registrant)

Date: May 18, 2010	By: /s/ Peter M. Pizza
Peter M. Pizza
Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Revolving Credit and Security Agreement dated as of May 13, 2010, by and among Kable Media Services, Inc., Kable Distribution Services, Inc., Kable Product Services, Inc., Kable News Company, Inc., Palm Coast Data Holdco, Inc., Kable Staffing Resources LLC, Kable Specialty Packaging Services LLC, Kable News International, Inc., Kable Fulfillment Services, Inc., and Palm Coast Data LLC, and PNC Bank, National Association, as Agent and Lender